UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2012

Towers Watson & Co.

(Exact name of registrant as specified in its charter)

Delaware	001-34594	27-0676603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 Third Avenue New York, NY		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 725-7550

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 11, 2012, Towers Watson & Co. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sundance Merger Sub, Inc. (“Merger Sub”), Extend Health, Inc. (“Extend”) and solely with respect to, and as specified in, Section 2.8 and Article VIII of the Merger Agreement, Shareholder Representative Services, LLC as Securityholders’ Representative (the “Securityholders’ Representative”). Pursuant to the terms of, and subject to the conditions contained in, the Merger Agreement, Merger Sub will be merged with and into Extend, with Extend surviving as a wholly-owned subsidiary of the Company. The Company and Extend previously announced a strategic alliance in August 2011 in connection with the execution of a Preferred Sales Referral Agreement.

As a result of the Merger, all outstanding shares of Extend’s capital stock, vested options and vested warrants, other than shares of Extend common stock held directly or indirectly by Extend or its wholly-owned subsidiaries (which will be cancelled as a result of the Merger), and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn, will be converted into the right to receive $435 million in cash in the aggregate, without interest. The aggregate merger consideration will be subject to adjustment for the net indebtedness of Extend, certain transaction costs and Company stock options exercised between the date of the Merger Agreement and the closing date. At the effective time of the Merger, each outstanding unvested option to acquire shares of Extend common stock will be assumed by the Company and will be adjusted to reflect the applicable exchange ratio.

The closing of the Merger is subject to certain customary conditions, including, among others, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The closing of the Merger will occur no later than the second business day after satisfaction or waiver of all conditions to the Merger (other than those conditions that by their terms are to be satisfied or waived at the closing, but subject to the satisfaction or waiver of those conditions) (the “Material Condition Satisfaction Date”), provided that if the Material Condition Satisfaction Date occurs after June 19, 2012, the closing will occur on the later of (i) July 2, 2012 and (ii) the Material Condition Satisfaction Date.

Each of the Company and Extend has made representations and warranties in the Merger Agreement. The representations and warranties of Extend will survive from the period beginning on the closing date of the Merger and ending on February 15, 2013, and certain fundamental representations will survive until the second anniversary of the closing. The securityholders of Extend have agreed to indemnify the Company for certain losses related to breaches of the representations, warranties and covenants of Extend. Subject to certain exceptions, Extend’s securityholders’ indemnification obligations are subject to a deductible amount equal to $2,500,000, whereupon the Company will be entitled only to receive the amount in excess of the deductible amount. At the closing, the Company will deposit $20,000,000 of the purchase price into an escrow account, which, subject to certain exceptions, will be used as the sole and exclusive remedy to satisfy the indemnification obligations of Extend’s securityholders.

The Company intends to finance the transaction through a combination of cash on hand, borrowings under the Company’s existing revolver and a new senior term loan facility to be provided by Bank of America and a syndicate of other lenders. Consummation of the Merger is not conditioned on the Company’s receipt of financing.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference. The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information, or provide any other factual information, about the Company, Extend or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement are made only for purposes of such agreements; are as of specific dates; are solely for the benefit of the parties thereto (except as specifically set forth therein); may be subject to limitations agreed upon by the parties thereto, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties, instead of establishing these matters as facts; and may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Extend or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures or public disclosures concerning Extend.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of May 11, 2012, by and among Towers Watson & Co., Sundance Merger Sub, Inc., Extend Health, Inc. and with respect to Section 2.8 and Article VIII only, Shareholder Representative Services LLC as Securityholders’ Representative

99.1	Press Release issued on May 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERS WATSON & CO. (Registrant)

	By:	/s/ Neil D. Falis
Date: May 15, 2012	Name:	Neil D. Falis
	Title:	Assistant Secretary